EXHIBIT 99.1

Press Release

Lakeland Industries Announces CFO Transition

HUNTSVILLE, AL / ACCESSWIRE / February 2, 2023 / Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and first responders on the federal, state and local levels, today announced the appointment of Roger D. Shannon as the Company’s Chief Financial Officer effective, February 1, 2023. Mr. Shannon will succeed Allen E. Dillard, who has served as the Company’s Chief Financial Officer since August 12, 2019. Mr. Dillard will continue as the Company’s Chief Operating Officer, a role he has held since 2021, and will have a more dedicated focus on the expansion of the Company’s strategic production capabilities, the integration of acquired businesses, and global procurement and production planning.

Mr. Shannon, who has over 35 years of experience in finance, strategy, accounting and FP&A, will serve as a member of the executive leadership team and report directly to President and Chief Executive Officer, Charles D. Roberson. Most recently, Mr. Shannon served as CFO and Treasurer at Charah Solutions, Inc. Prior to that role, he was CFO at Adtran, Inc. Before joining Adtran, Mr. Shannon served as CFO and Treasurer for Steel Technologies for more than nine years. Earlier in his career, he performed a variety of senior finance roles at Brown-Forman Corporation and British American Tobacco, as well as accounting positions at Vulcan Materials Company, Lexmark International, and KPMG. Mr. Shannon is a CPA and a CFA® charter holder who received a B.S. in accounting from Auburn University and an MBA from the Terry College of Business at the University of Georgia.

“We are very pleased to welcome Roger as our CFO,” said Charles D. Roberson, Lakeland’s President and Chief Executive Officer. “He brings over sixteen years of strategic and financial leadership as a public and private company CFO with extensive global finance and public accounting experiences across multiple industries, and he has a proven track record of driving results.”

About Lakeland Industries, Inc.

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. In addition to the United States, sales are made to more than 50 foreign countries, the majority of which were into China, the European Economic Community (“EEC”), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc.

256-445-4100

Allen Dillard

aedillard@lakeland.com

Alpha IR Group

312-445-2870

Robert Winters or Stephen Poe

LAKE@alpha-ir.com

Source: Lakeland Industries, Inc.